SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                 OCTOBER 5, 2001

                Date of Report (Date of earliest event reported)

                                [LOGO] NW NATURAL

                          NORTHWEST NATURAL GAS COMPANY

             (Exact name of registrant as specified in its charter)



                            Commission File No. 0-994

OREGON                                                       93-0256722
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                 220 N.W. SECOND AVENUE, PORTLAND, OREGON 97209
               (Address of principal executive offices) (Zip Code)

       Registrant's Telephone Number, including area code: (503) 226-4211


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                           Part II. OTHER INFORMATION

Item 5.   Other Events

          On October 5, 2001, Northwest Natural Gas Company ("NW Natural") and Enron Corp., an Oregon corporation ("Enron"), entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") providing for the acquisition, by a wholly owned subsidiary of NW Natural (now named Northwest Energy Corporation, but which will be finally named at a later date) formed to serve as a holding company ("Holding Company"), of all of the issued and outstanding common stock (the "PGE Shares") of Portland General Electric Company, an Oregon corporation and wholly-owned subsidiary of Enron ("PGE"). The transaction is expected to close in the fourth quarter of 2002, following the receipt of required regulatory approvals as well as the approval of NW Natural's shareholders.

          To facilitate this transaction, NW Natural, Holding Company and a 'wholly-owned' subsidiary of Holding Company have entered into an Agreement and Plan of Merger and Reorganization (the "Plan of Merger") whereby NW Natural will become a subsidiary of Holding Company. Following the establishment of the holding company structure, Holding Company will acquire the PGE Shares, and, as a result, will own two operating utilities - PGE and NW Natural. Pursuant to the Plan of Merger, each outstanding share of common stock of NW Natural will be converted into one share of common stock of Holding Company. NW Natural's outstanding shares of preferred stock and preference stock will remain outstanding. Holding Company will have two classes of common equity - common stock and Class B common stock. Each class of common equity will have identical rights in all respects except that the Class B common stock is non-voting. Each share of Class B common stock will be convertible at any time into one share of common stock except that the conversion cannot result in any holder of such converted stock beneficially owning 5% or more of the outstanding shares of common stock.

          Under the terms of the Stock Purchase Agreement, Enron will sell PGE to Holding Company for $1.8 billion, comprised of $1.55 billion in cash and $250 million of equity securities to be issued to Enron ($50 million in the form of common stock and Class B common stock of Holding Company and $200 million in the form of FELINE PRIDES(SM) of Holding Company). In addition, a $75 million payment obligation from Enron to PGE, remaining from Enron's purchase of PGE in 1996, will be cancelled. PGE will retain its approximately $1.1 billion in existing debt and preferred stock.

          The cash portion of the purchase price will be raised through loans to Holding Company from commercial banks and institutional lenders arranged, pursuant to a written financing commitment (the "Financing Commitment"), by Merrill Lynch and Credit Suisse First Boston. The Stock Purchase Agreement provides that, if the closing has not occurred by December 8, 2002, NW Natural and Holding Company have the obligation to use their best efforts to obtain an extension of the Financing Commitment or enter into or extend a new financing commitment which provides for similar financing and Holding Company shall accept any such extended Financing Commitment or new financing commitment if the


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funding conditions and other terms are not materially adverse to Holding Company in comparison to the Financing Commitment originally issued.

          The number of shares of Holding Company's common stock and Class B common stock that Enron shall receive shall be determined by dividing $50 million by the average market price of NW Natural common stock for each of twenty consecutive trading days ending on the third trading day prior to the closing date; provided, however, that the aggregate number of shares shall be no more than 2,295,257 and no less than 1,877,938. The aggregate number of shares of Holding Company common stock to be issued at closing shall be equal to 4.9% of the outstanding shares of common stock as of the closing date and the remainder of shares to be issued will be Class B common stock.

          Holding Company will issue $200 million in FELINE PRIDES(SM) to Enron as a portion of the purchase price. The FELINE PRIDES(SM) will consist of 4 million shares of preferred stock of Holding Company with a liquidation value of $50 per share, together with a forward purchase agreement of Enron to purchase Class B common stock of Holding Company at a price determined as described in the Stock Purchase Agreement.

          Upon the closing of the acquisition, Holding Company and Enron shall enter into a Securityholders and Registration Rights Agreement which will grant, among other things, Enron the right to designate up to two individuals to serve on Holding Company's board of directors, and certain registration rights, which will restrict Enron's disposition of securities issued by Holding Company.

          The Stock Purchase Agreement contains certain covenants of the parties pending the consummation of the transaction. Generally, Enron must cause PGE to carry on its business in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact its present business organizations and goodwill. The Stock Purchase Agreement also contains certain restrictions and limitations on PGE with respect to, among other things, dividends on and repurchases of its capital stock, issuance of securities, amendment of charter documents, acquisitions, dispositions, indebtedness, capital expenditures, compensation and benefits, nuclear operations, contracts, the solicitation of employees and accounting matters. Subject to certain exceptions, cash dividends on, or repurchases of, PGE common stock between October 5, 2001, and the closing date are limited to the sum of (i) the aggregate amount of consolidated net income of PGE for the period from January 1, 2001 through the closing date and (ii) $104.2 million.

          The proposed transaction is subject to certain customary closing conditions, including, without limitation, (i) the absence of any injunction, order, law or regulation preventing consummation of the sale of the PGE Shares,
(ii) receipt by Enron, NW Natural and Holding Company of required regulatory approvals, (iii) the approval of NW Natural's shareholders, (iv) the availability of the debt financing described above on the conditions stated in the Stock Purchase Agreement, (v) performance of obligations of Enron and NW Natural pursuant to the Stock Purchase Agreement, and (vi) the accuracy of Enron's and NW Natural's representations and warranties. Required regulatory approvals include the Oregon Public Utility Commission, the Washington Utilities and Transportation Commission, the Federal Energy Regulatory Commission, the


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Nuclear Regulatory Commission and the Securities and Exchange Commission. The
Holding Company will be exempt from registration under the Public Utility Holding Company Act of 1935, as amended.

          The Stock Purchase Agreement may be terminated under certain circumstances, including termination by either party if (i) the closing shall not have occurred on or before December 8, 2002 or, if required regulatory approvals are not obtained on or prior to December 8, 2002, the first business day which is 18 months after the date of the Stock Purchase Agreement or (ii) any of the required regulatory approvals have been denied by a final and nonappealable order, judgment or decree. The Stock Purchase Agreement may be terminated by NW Natural if there is a breach or violation by Enron of any covenant, representation or warranty which resulted in a material adverse effect in respect of PGE and such breach or violation is not cured by the earlier of the closing date or within 30 days of notice to Enron. The Stock Purchase Agreement may be terminated by Enron if there is a material breach or violation by Holding Company or NW Natural of any covenant, representation or warranty and such breach or violation is not cured by the earlier of the closing date or within 30 days of notice to NW Natural.

          The Stock Purchase Agreement, the Plan of Merger, the form of Securityholders and Registration Rights Agreement, the terms of the FELINE PRIDES(SM) and the press release issued in connection therewith are filed herewith as Exhibits 10.1, 10.2, 10.3, 10.4 and 99, respectively, and are incorporated herein by reference. The description of the agreements and terms set forth herein do not purport to be complete and are qualified in their entirety by the exhibits hereto.

Forward-Looking Statements
--------------------------

          This report and other presentations made by the Company from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements which are other than statements of historical facts. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the following important factors that could cause the actual results of the Company to differ materially from those projected in such forward-looking statements: (i) prevailing governmental policies and regulatory actions, including those of the OPUC and the WUTC, with respect to allowed rates of return, industry and rate structure, purchased gas and investment recovery, acquisitions and dispositions of assets and facilities, operation and construction of plant facilities, present or prospective wholesale and retail competition, changes in tax laws and policies and changes in and compliance with environmental and safety laws and policies; (ii) weather conditions and other natural phenomena; (iii) unanticipated population growth or decline, and changes in market demand and demographic patterns; (iv) competition for retail and wholesale customers; (v) pricing of natural gas relative to other energy sources; (vi) unanticipated changes in interest or foreign currency


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exchange rates or in rates of inflation; (vii) unanticipated changes in operating expenses and capital expenditures; (viii) capital market conditions;
(ix) competition for new energy development opportunities; and (x) legal and administrative proceedings and settlements. All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, also are expressly qualified by these cautionary statements.

          Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Item 7.   Financial Statements and Exhibits.

(c)  Exhibits:

          10.1  -   Stock Purchase Agreement, dated October 5, 2001, by and
                    among Enron Corp., Northwest Natural Gas Company, Northwest
                    Energy Corporation and Enron Northwest Assets, LLC.

          10.2  -   Agreement and Plan of Merger and Reorganization, dated as
                    of October 5, 2001, among Northwest Natural Gas Company,
                    Northwest Energy Corporation and Northwest Energy Sub Corp.

          10.3  -   Form of Securityholders and Registration Rights Agreement.

          10.4  -   Terms of FELINE PRIDES(SM).

          99    -   Press Release of Northwest Natural Gas Company issued
                    October 8, 2001.


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SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         NORTHWEST NATURAL GAS COMPANY
                                         (Registrant)


Dated:  October 9, 2001                  /s/  Mark S. Dodson
                                         ---------------------------------------
                                         President and
                                         Chief Operating Officer


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                                  EXHIBIT INDEX


         Exhibits          Description                                      Page

          10.1  -   Stock Purchase Agreement by and among Enron Corp.,
                    Northwest Gas Company, Northwest Energy Corporation and Enron Northwest Assets, LLC dated October 5, 2001.

          10.2 - Agreement and Plan of Merger and Reorganization, dated as of October 5, 2001, among Northwest Natural Gas Company, Northwest Energy Corporation and
                    Northwest Energy Sub Corp.

          10.3   -  Form of Securityholders and Registration Rights
                    Agreement.

          10.4   -  Terms of FELINE PRIDES(SM).

          99     -  Press Release of Northwest Natural Gas Company issued
                    October 8, 2001.


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